Exhibit 10.15

MATTERPORT, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Eligible Directors (as defined below) on the board of directors (the “Board”) of Matterport, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non- Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each member of the Board who is not an employee of the Company or any of its parents or subsidiaries and who is determined by the Board to be eligible to receive compensation under this Program (each, an “Eligible Director”), who may be eligible to receive such cash or equity compensation, unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company.

This Program has been adopted by the Board effective as of February 15, 2022 (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program.

1.Cash Compensation.

a.Annual Retainers. Each Eligible Director shall be eligible to receive an annual cash retainer of $30,000 for service on the Board.

b.Additional Annual Retainers. An Eligible Director shall be eligible to receive an additional annual cash retainer for service on a committee of the Board, as set forth below:

	Chair	Non-Chair
Audit Committee	$20,000	$10,000
Compensation Committee	$14,000	$7,000
Nominating and Corporate Governance Committee	$8,000	$4,000

c.Payment of Retainers. The annual cash retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter. In the event an Eligible Director does not serve as an Eligible Director, or in the applicable position(s) described in Section 1(b), for an entire calendar quarter, the retainer paid to such Eligible Director shall be pro-rated for the portion of such calendar quarter actually served as an Eligible Director, or in such position(s), as applicable.

2.Equity Compensation.

a.General. Eligible Directors shall be granted the Initial Awards and Annual Awards described below (collectively, “Director Awards”). The Director Awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2021 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including any exhibits thereto, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of Director Awards hereby are subject in all respects to the terms of the Equity Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.

b.Initial Awards. Each Eligible Director who is initially elected or appointed to serve on the Board after the Effective Date shall be automatically granted an equity award (an “Initial Award”) in the form of restricted stock units (“RSUs”), with the number of RSUs subject to each Initial Award determined by dividing (i) $350,000 by (ii) the average closing trading price of the Company’s Class A common stock over the 30 consecutive trading days ending with the trading day immediately preceding the applicable grant date, rounded down to the nearest whole RSU. Each Initial Award shall be granted on the date on which such Eligible Director is appointed or elected to serve on the Board, and shall vest as to one-third of the total RSUs underlying such Initial Award on each of the first three anniversaries of the applicable grant date, subject to such Eligible Director’s continued service on the Board through the applicable vesting date.

c.Annual Awards. Commencing with the annual meeting of the Company’s stockholders (the “Annual Meeting”) during calendar year 2022, each Eligible Director who is serving on the Board as of the date of the Annual Meeting and who will continue to serve on the Board immediately following such Annual Meeting (excluding any Eligible Director who is initially elected or appointed to serve on the Board at such Annual Meeting, which Eligible Director shall instead be granted an Initial Award pursuant to Section 2(b) above) shall be automatically granted an equity award (an “Annual Award”) in the form of RSUs, with the number of RSUs subject to each Annual Award determined by dividing (i) $175,000 by (ii) the average closing trading price of the Company’s Class A common stock over the 30 consecutive trading days ending with the trading day immediately preceding the applicable grant date, rounded down to the nearest whole RSU. Each Annual Award shall vest in full on the earlier to occur of (x) the one-year anniversary of the applicable grant date and (y) the date of the next Annual Meeting following the grant date, subject to the applicable Eligible Director’s continued service on the Board through the applicable vesting date.

d.Accelerated Vesting. Notwithstanding anything herein to the contrary, an Eligible Director’s Director Award(s) shall vest in full immediately prior to the occurrence of a Change in Control, subject to the Eligible Director’s continued service on the Board until immediately prior to such Change in Control, to the extent outstanding at such time, if the Eligible Director will not become, as of immediately following such Change in Control, a member of the Board or the board of directors of the successor to the Company (or any parent thereof).

3.Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of non- employee Director compensation set forth in the Equity Plan, as in effect from time to time. As of the Effective Date, the Equity Plan provides that the sum of any cash or other compensation paid and the value of equity awards (determined as of the grant date in accordance with FASB ASC Topic 718, or any successor thereto) granted to a non-employee Director as compensation for services as a non- employee Director during any fiscal year of the Company may not exceed $750,000 (increased to $1,000,000 during the fiscal year in which a non-employee Director initially serves as a non-employee Director).

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